UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2018

Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania		19355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.02	Results of Operations and Financial Condition.

Recro Pharma, Inc. (the “Company”) is currently in the process of finalizing its financial results for the fiscal year ended December 31, 2017. Based on information currently available, the Company estimates that, as of December 31, 2017, cash and cash equivalents were approximately $64.0 million.

The Company’s estimate of its cash and cash equivalents as of December 31, 2017 is an estimate prepared by management in good faith based upon internal reporting and expectations as of and for the year ended December 31, 2017. This estimate is preliminary, and unaudited, and may be revised as a result of management’s further review of the Company’s results. Neither the Company nor its auditors have completed the year end procedures as of and for the year ended December 31, 2017, and there can be no assurance that the Company’s final results for this period will not differ from this estimate. The Company’s actual results may differ materially from these estimates due to the completion of its financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results are finalized.

The information set forth under this Item shall be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934.

Item 8.01	Other Events.

On February 7, 2018, the Company updated information reflected in a slide presentation, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Representatives of the Company will use the updated presentation in various meetings with investors from time to time.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Document

99.1	Investor Presentation of Recro Pharma, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	Chief Executive Officer

Date: February 7, 2018